Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of Katapult Holdings, Inc. on Form S-1, of our report dated March 5, 2021, which contains an explanatory paragraph about FinServ Acquisition Corp.’s ability to continue as a going concern, relating to the consolidated financial statements of FinServ Acquisition Corp. (as restated) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2020 and for the period from August 9, 2019 (inception) through December 31, 2019, which are contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 30, 2021